THOMPSON COBURN LLP
                                One Firstar Plaza
                               St. Louis, MO 63101


                                December 18, 2000

Threshold Advisor Funds, Inc.
10829 Olive Boulevard
St. Louis, Missouri  63141


Dear Gentlemen/Ladies:

         Threshold Advisor Funds, Inc. (the "Fund") was established as a Maryland corporation under Articles of Incorporation dated June 16, 2000. The Fund is registering with the Securities and Exchange Commission as an open-end, diversified management investment company as defined under the Investment Company Act of 1940, and is comprised of two investment portfolios: Threshold Small Cap Value Fund and Threshold Mid Cap Fund (collectively, the "Portfolios"). The Portfolios currently have two classes of common stock, Class A and Class I. All shares of common stock have a par value of $0.01 per share. The Fund has filed a Registration Statement on Form N-1A with the Securities and Exchange Commission to register its shares (the "Shares"). You have requested our opinion regarding certain matters in connection with the issuance by the Portfolios of the Shares.

         We have, as counsel, participated in various business and other proceedings relating to the Fund. We have examined the Fund's Articles of Incorporation, By-laws, minutes of meetings of the Board of Directors, and such other proceedings, documents and records and considered such questions of law as we deemed necessary to enable us to render the opinion hereinafter expressed.

         Based upon the foregoing, we are of the opinion that the Shares registered may be legally and validly issued in accordance with the Fund's Articles of Incorporation and By-laws; and, when so issued and paid for in accordance with the terms of the Fund's Registration Statement, the Shares will be legally issued, fully paid and non-assessable by the Fund. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

         We hereby consent to the filing of this opinion in connection with the Pre-Effective Amendment No. 2 to the Fund's Registration Statement on Form N-1A (SEC File No. 811-10117) to be filed with the Securities and Exchange Commission.





                                                     Sincerely,


                                                     /s/ THOMPSON COBURN LLP